July 31, 2019

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Corporate Media Relations	VP, Investor Relations & Treasurer	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports Second Quarter 2019 Results

•	Second quarter results consistent with 2019 commitments

•	System-wide SMS implementation, gas distribution system safety enhancements well underway

•	Electric generation strategy advances, wind energy PPAs approved

•	Merrimack Valley restoration progresses; class action settlement agreement reached

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, net income to common shareholders for the three months ended June 30, 2019, of $283.1 million, or $0.76 per share, compared to net income to common shareholders of $23.2 million, or $0.07 per share, for the same period of 2018. For the six months ended June 30, 2019, NiSource's net income available to common shareholders was $488.2 million, or $1.31 per share, compared to $299.3 million, or $0.86 per share, for the same period of 2018.
NiSource also reported net operating earnings available to common shareholders (non-GAAP) of $19.1 million, or $0.05 per share, for the three months ended June 30, 2019, compared to $26.4 million, or $0.07 per share, for the same period of 2018. For the six months ended June 30, 2019, NiSource's net operating earnings available to common shareholders (non-GAAP) were $326.8 million, or $0.87 per share, compared to $286.1 million, or $0.83 per share, for the same period of 2018.
Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures. Schedule 2 of this press release provides total current estimates of costs and expenses related to the September 13, 2018 incident in the Greater Lawrence, Mass., area.
“Our teams continue to execute on our critical priorities across the business, driving results for investors and all stakeholders," said NiSource President and CEO Joe Hamrock. "These priorities include our long-term utility infrastructure modernization programs, safety enhancements across our gas distribution system, our electric generation strategy in Indiana and completing the restoration in the Merrimack Valley. Our progress in these areas strengthens our confidence that we'll deliver on our 2019 commitments."
2019 Net Operating Earnings Per Share, Capital Guidance Reaffirmed
NiSource reaffirms its 2019 capital investment guidance of $1.6 to $1.7 billion and its 2019 net operating earnings per share (non-GAAP) guidance range of $1.27 to $1.33. The company continues to expect to grow its non-GAAP earnings per share and dividend by 5 to 7 percent annually from 2019 through 2022, and expects to make capital investments of $1.6 to $2.0 billion annually through 2022.

NiSource remains committed to maintaining its current investment-grade credit ratings. The company has investment-grade ratings with Fitch Ratings (BBB), Moody's (Baa2) and Standard & Poor's (BBB+). As of June 30, 2019, NiSource had approximately $1.0 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitizations.

NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

Safety Management System Implementation, Other Safety Enhancements Well Underway

Accelerated Safety Management System (SMS) implementation continues to advance across the NiSource footprint. SMS is a comprehensive approach to managing safety, emphasizing continual assessment and improvement as well as identifying and mitigating potential risks proactively. As part of the SMS work, enhanced risk management processes have been introduced at each operating company.

The company's Quality Review Board (QRB), an independent external governance board, continues to guide the SMS deployment. The QRB gained additional expertise in June with the appointment of Cynthia Quarterman, former administrator of the Pipeline and Hazardous Materials Safety Administration (PHMSA), the federal agency responsible for regulating the nation's 2.6 million mile pipeline system. The six-member QRB, chaired by former Secretary of Transportation Ray LaHood, is comprised of experts with diverse backgrounds spanning the nuclear, aviation and energy industries.

The company is also making progress with the installation of automatic shut-off devices on its low-pressure systems. Teams have installed more than 800 of these devices across the NiSource footprint, including all installation work in Virginia. These automatic shut-off devices provide an additional level of control and protection, operating like circuit breakers. When the device senses an operating pressure that is too high or too low, it is designed to immediately shut down natural gas to the system, regardless of the cause.

"I am pleased with the progress we're making toward significantly improving our safety practices across our footprint," Hamrock said. "As we've said before, safety is the foundation of our business and guides all of our actions. Our accelerated SMS implementation and low-pressure system work remain top priorities, and we continue to benefit from the guidance of our experienced QRB."

Substantial Progress in Merrimack Valley Restoration

NiSource has made substantial progress with its restoration efforts in the Merrimack Valley following the September 2018 event in Greater Lawrence.

Approximately 875 of the 10,000 affected customers had their heating equipment repaired instead of replaced last fall. Throughout the spring and summer, teams have returned to those customers' homes to replace that equipment and nearly 95 percent of that work is complete. The company is on track to finish by September 15, 2019. A dedicated team remains in place providing support to impacted customers, assisting with claims processing, providing repair support on appliances and heating equipment and restoring private and community property affected by last fall's construction work.

In May 2019, the company announced a settlement agreement with the three municipalities impacted by the event. Under the settlement, the company paid $80 million to the municipalities to cover municipal property restoration, including road repair, and to resolve all other municipal claims.

As announced on July 29, 2019, the company reached an agreement in principle to settle all class action lawsuits regarding damages resulting from the September 2018 event. The class of plaintiffs includes thousands of residents and businesses affected by the incident. With this agreement in principle, which is subject to court approval, the company has resolved four major civil claims related to the event.

Second Quarter 2019 and Recent Business Highlights

Gas Distribution Operations

•
On June 12, 2019, the Virginia State Corporation Commission approved a settlement agreement in Columbia Gas of Virginia's base rate case. The approved settlement supports ongoing infrastructure investment programs, addresses the impacts of federal tax reform and increases annual revenues by $9.5 million, including $8.2 million of current infrastructure tracker revenue. Final approved rates went into effect in July 2019.

•
On May 22, 2019, Columbia Gas of Maryland filed a base rate case request with the Maryland Public Service Commission to support continued replacement of aging pipelines and adoption of pipeline safety upgrades. If approved as filed, the request would increase annual revenues by approximately $3.7 million, including $1.2 million of current infrastructure tracker revenue. A commission order is expected by the end of 2019, with new rates effective in January 2020.

•
Columbia Gas of Ohio's application for the first annual adjustment to its Capital Expenditure Program (CEP) rider remains pending before the Public Utilities Commission of Ohio (PUCO). The CEP rider, which was first approved by the PUCO in 2018, allows the company to recover capital investments and related deferred expenses that are not recovered through its infrastructure modernization tracker. The application, filed on February 28, 2019, seeks recovery of approximately $122.1 million of capital invested in 2018. A PUCO order is expected in August 2019 with rates effective in September 2019.

•
On June 25, 2019, Northern Indiana Public Service Company (NIPSCO) filed its latest tracker update request in its long-term gas infrastructure modernization program, covering $12.4 million in incremental capital investments made between July 2018 and April 2019. An Indiana Utility Regulatory Commission (IURC) order is expected in the fourth quarter of 2019 with rates effective November 2019.

Electric Operations

•
On June 5, 2019, the IURC approved Power Purchase Agreement applications for two of the three wind projects -- Jordan Creek and Roaming Bison -- that NIPSCO announced in February 2019. The application for the joint venture and ownership agreement for the third project -- Rosewater -- remains pending before the IURC, with an order expected in the third quarter of 2019. The three projects have nameplate capacity totaling 800 megawatts. Jordan Creek and Rosewater are expected to be in operation by late 2020, and Roaming Bison by 2021. The wind project filings are consistent with NIPSCO's 2018 Integrated Resource Plan, which calls for the retirement of nearly 80 percent of its remaining coal-fired generation in the next five years, and all coal generation to be retired by 2028. NIPSCO expects to issue a second Request for Proposals in the fourth quarter of 2019. NIPSCO's goal is to transition to the most economical, cleanest electric supply mix available while maintaining reliability, diversity and flexibility for technology and market changes.

•
NIPSCO's electric base rate case remains pending before the IURC. A partial settlement agreement filed on April 26, 2019 addresses the revenue requirement, federal tax reform and changes to the company's depreciation schedules related to the early retirements of coal fired generation called for in the IRP. If approved as filed, the settlement would establish a return on equity of 9.9%. The hearing is underway, and an IURC order is anticipated in the fourth quarter of 2019.

•
NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The program, originally approved by the IURC in 2016, represents approximately $1.2 billion of electric infrastructure investments expected to be made through 2022. The IURC approved the company's latest tracker update request on June 12, 2019, covering $58.8 million in incremental capital investments made from June 2018 through November 2018.

Additional information for the quarter ended June 30, 2019, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our second quarter 2019 earnings conference call scheduled for July 31, 2019 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,100 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index, the Bloomberg Gender Equality Index and has been named by Forbes magazine among America's Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include, but are not limited to, statements and expectations regarding NiSource’s or any of its subsidiaries' plans, strategies, objectives, expected performance, expenditures, including planned, identified, infrastructure or utility investments, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; NiSource’s ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; potential incidents and other operating risks associated with our business; our ability to obtain sufficient insurance coverage; the outcome of legal and regulatory proceedings, investigations, inquiries, claims and litigation; any damage to NiSource's reputation, including in connection with the Greater Lawrence Incident; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc.; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; the transition to a replacement for the LIBOR benchmark interest rate; and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions, except per share amounts)	2019	2018	2019	2018
GAAP Net Income Available to Common Shareholders	$283.1	$23.2	$488.2	$299.3
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	1.5	(11.9)	(9.4)	(10.5)
Operating Expenses:
Plant retirement costs(1)	—	3.3	—	3.3
Greater Lawrence Incident(2)	(333.5)	—	(199.9)	—
(Gain) Loss on sale of assets and impairments, net	(0.1)	—	0.1	(0.3)
Total adjustments to operating income	(332.1)	(8.6)	(209.2)	(7.5)
Other Income (Deductions):
Interest rate swap settlement gain	—	—	—	(21.2)
Loss on early extinguishment of long-term debt	—	12.5	—	12.5
Income Taxes:
Tax effect of above items	68.1	(0.7)	47.8	3.0
Total adjustments to net income	(264.0)	3.2	(161.4)	(13.2)
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$19.1	$26.4	$326.8	$286.1
Basic Average Common Shares Outstanding	373.9	354.2	373.6	346.2
GAAP Basic Earnings Per Share	$0.76	$0.07	$1.31	$0.86
Adjustments to basic earnings per share	(0.71)	—	(0.44)	(0.03)
Non-GAAP Basic Net Operating Earnings Per Share	$0.05	$0.07	$0.87	$0.83
(1) Represents costs incurred associated with the planned retirement of Units 7 and 8 at Bailly Generating Station.
(2) Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident net of insurance recoveries recorded for the three and six months ended June 30, 2019.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)	$250 - $260
Incident Related Expenses
Third Party Claims-Related Expenses(3)(4)	$994 - $1,020
Other Expenses(3)(5)	$430 - $440
Insurance Recoveries(6)	$670
(1)Total estimated amount includes costs or expenses from the incident through June 30, 2019 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. See the footnotes below for additional information. Actual results may differ materially from these estimates as more information becomes available.
(2)Since the Greater Lawrence Incident and through June 30, 2019, we have invested approximately $250 million of capital spend for the pipeline replacement. We estimate this replacement work will cost between $250 million and $260 million. We maintain property insurance for gas pipelines and other applicable property in the approximate amount of $300 million. Columbia of Massachusetts has filed a claim with its property insurer and discussions around the claim and recovery have commenced. The recovery of any capital investment not reimbursed through insurance will be addressed in a future regulatory proceeding. The outcome of such a proceeding is uncertain.
(3)The aggregate amount of third-party liability insurance coverage available for losses arising from the Greater Lawrence Incident is
$800 million. Total expenses related to the incident have exceeded the total amount of insurance coverage available under our policies. While a substantial amount of expenses related to the Greater Lawrence Incident have already been recovered from insurance carriers, a few insurers providing liability insurance to the Company or Columbia of Massachusetts continue to review our claim under the terms and conditions of the respective insurance policies. We are not able to estimate the amount of expenses that will not be covered by insurance, but these amounts are material to our financial statements. Certain types of damages, expenses or claimed costs, such as fines or penalties, may be excluded under the policies.
(4) Amount includes approximately $994 million of expenses recorded since the Greater Lawrence Incident. These costs include, but are not limited to, personal injury and property damage claims, damage to infrastructure and mutual aid payments to other utilities assisting with the restoration effort. The process for estimating costs associated with third-party claims relating to the Greater Lawrence Incident requires management to exercise significant judgment based on a number of assumptions and subjective factors. As more information becomes known, including additional information resulting from the NTSB investigation and private actions, management’s estimates and assumptions regarding the financial impact of the Greater Lawrence Incident may change. The increase in estimated total costs related to third-party claims from those disclosed in our Form 10-K for the year ended December 31, 2018 resulted primarily from receiving additional information regarding legal claims and the required scope of the restoration work inside the affected homes.
It is not possible at this time to reasonably estimate the total amount of any expenses associated with government investigations and fines, penalties or settlements with certain governmental authorities, including the Massachusetts DPU and other regulators, that we may incur in connection with the Greater Lawrence Incident. Therefore, the foregoing amounts do not include estimates of the total amount that we may incur for any such fines, penalties or settlements.
(5) Amount shown includes other incident related expenses of approximately $368 million recorded since the Greater Lawrence Incident. Amount represents certain consulting costs, claims center costs, labor and related expenses incurred in connection with the incident and insurance-related loss surcharges.
(6)An amount of $670 million for insurance recoveries has been recorded since the Greater Lawrence Incident. Of this amount, $410 million was collected as of June 30, 2019. Additional collections of insurance proceeds in the amount of $125 million were received subsequent to the June 30, 2019 balance sheet date. We are currently unable to predict the amount and timing of additional future insurance recoveries.